AMENDED AND RESTATED

FUND SERVICES AGREEMENT

between

THE NORTH COUNTRY FUNDS

and

INDEX

1. APPOINTMENT AND DELIVERY OF DOCUMENTS	1
2. DUTIES OF UFS	2
3. FEES AND EXPENSES	3
4. STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	4
5. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY	6
6. EXPENSES ASSUMED BY THE TRUST	6
7. REPRESENTATIONS AND WARRANTIES	7
8. CONFIDENTIALITY	8
9. PROPRIETARY INFORMATION	8
10. ADDITIONAL FUNDS AND CLASSES	9
11. ASSIGNMENT AND SUBCONTRACTING	9
12. TERM AND TERMINATION	9
13. LIAISON WITH ACCOUNTANTS/ATTORNEYS	10
14. MISCELLANEOUS	10

ATTACHED APPENDICES

APPENDIX I

APPENDIX II

APPENDIX III

APPENDIX IV

THE NORTH COUNTRY FUNDS

AMENDED AND RESTATED

FUND SERVICES AGREEMENT

THIS AMENDED AND RESTATED FUND SERVICES AGREEMENT (this “Agreement”) dated the 27th day of February, 2025 (the “Effective Date”), by and between THE NORTH COUNTRY FUNDS, a Massachusetts business trust having its principal office and place of business at 4221 North 203rd Street, Suite 100, Omaha, Nebraska 68154, Elkhorn, Nebraska 68022 (the "Trust") and ULTIMUS FUND SOLUTIONS, LLC, an Ohio limited liability company having its principal office and place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246 (“UFS”). This Agreement replaces and supersedes all prior understandings and agreements between the parties hereto for the services described below.

WHEREAS, the Trust is an open-end management investment company registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust is authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares in the series as set forth on Appendix IV attached hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 10, being herein referred to as a “Fund,” and collectively as the “Funds”); and

WHEREAS, the Trust desires that UFS perform the services selected on Appendix IV (collectively the “Services”) for the Funds and UFS is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the Trust and UFS hereby agree as follows:

1.       APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)	The Trust, on behalf of each Fund listed in Appendix IV attached hereto, hereby appoints UFS to provide the Services to the Trust as selected in Appendix IV attached hereto, for the period and on the terms set forth in this Agreement. UFS accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 3 and Appendix IV of this Agreement. A description of all the services offered by UFS is set forth on Appendices I – III.

(b)	In connection therewith the Trust has delivered to UFS copies of:

(i)	the Trust's Agreement and Declaration of Trust and Bylaws (collectively, the "Organizational Documents");

(ii)	the Trust's Registration Statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the 1940 Act (the "Registration Statement");
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(iii)	the Trust’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(iv)	the Trust's current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

(v)	each Fund’s current plan of distribution and or Shareholder Servicing Plan or Agreement (if any) adopted by the Trust under Rule 12b-1 under the 1940 Act (or otherwise)(the "Plan");

(vi)	each Fund’s investment advisory agreement;

(vii)	each Fund’s underwriting agreement;

(viii)	contact information for each Fund’s service providers, including but not limited to, the Fund’s administrator, custodian, transfer agent, independent auditors, legal counsel, underwriter and chief compliance officer; and

(ix)	procedures adopted by the Trust in accordance with Rule 17a-7 under the 1940 Act with respect to affiliated transactions.

(c)	The Trust shall promptly furnish UFS with all amendments of or supplements to the items listed in Section 1(b) above, and shall deliver to UFS a copy of the resolution of the Board of Trustees of the Trust (the "Board") appointing UFS and authorizing the execution and delivery of this Agreement.

2.       DUTIES OF UFS

UFS’s duties with respect to Fund Accounting, Fund Administration and Transfer Agency services are detailed in Appendices I, II and III to this Agreement.

(a)	In order for UFS to perform the Services, the Trust (i) shall cause all service providers to the Funds of the Trust to furnish any and all information to UFS, and assist UFS as may be required and (ii) shall ensure that UFS has access to all records and documents maintained by the Trust or any service provider to the Trust or a Fund of the Trust.

(b)	UFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(c)	Whenever, in the course of performing its duties under this Agreement, UFS determines, on the basis of information supplied to UFS by the Trust, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, UFS shall promptly notify the Trust’s Chief Compliance Officer and legal counsel of such violation.

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3.	FEES AND EXPENSES

(a)	Fees. As compensation for the Services provided by UFS to the Trust pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to pay UFS the fees set forth in Appendix IV attached hereto. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date UFS begins providing services to a Fund. For the purpose of determining fees calculated as a function of a Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board. UFS will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Services provided for partial months shall be subject to pro ration.

(b)	Expenses. UFS will bear its own expenses, in connection with the performance of the Services under this Agreement, except as provided herein or as agreed to by the parties. In addition to the fees paid under Section 3(a), the Trust agrees to reimburse UFS for all reasonable out-of-pocket expenses or advances incurred by UFS to perform the Services or otherwise with the . For reports, analyses and services requested in writing by the Trust and provided by UFS, not in the ordinary course, UFS shall charge hourly fees specified in Appendix IV attached hereto.

(c)	Fee Changes. On each anniversary date of this Agreement (determined from the “Effective Date”), the base and/or minimum fees enumerated in Appendix IV attached hereto, may be increased by the change in the Consumer Price Index for the Northeast region (the “CPI”) for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years. UFS Agrees to provide the Board prior written notice of any CPI increase.

(d)	Due Date. All fees contemplated under Section 3(a) above and reimbursement for all expenses contemplated under Section 3(b) above are due and payable within ten (10) days of receipt of an invoice provided by UFS. Any fees or reimbursements due hereunder and not received by its due date may be assessed interest at the maximum amount permitted by law.

(e)	Books and Records. The accounts, books, records and other documents (the “Records”) maintained by UFS shall be the property of the Funds, and shall be surrendered to the Funds, at the expense of the Funds, promptly upon request by the Funds in the form in which such Records have been maintained or preserved, provided that all service fees and expenses charged by UFS in the performance of its duties hereunder have been fully paid to the satisfaction of UFS. UFS agrees to maintain a backup set of Records of the Funds (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored. UFS shall assist the Funds’ independent auditors, or, upon approval of the Funds, any regulatory body, in any requested review of the Funds’ Records. UFS shall preserve the Records, as they are required to be maintained and preserved by Rule 31a-1 under the 1940 Act

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(f)	fees are specified in Appendix IV attached hereto. In addition, UFS reserves the right to charge for out-of-pocket expenses associated with the De-Conversion, as specified in Section 12(d) of this Agreement.

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)	Indemnification of UFS. The Trust shall, on behalf of each applicable Fund, indemnify and hold UFS harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to the Trust’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by the Trust contained in this Agreement, or which arise out of the Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Trust’s performance under or in connection with this Agreement.

(b)	Indemnification of the Trust. UFS shall indemnify and hold the Trust and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to UFS’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by UFS contained in this Agreement or which arise out of UFS’s lack of good faith, gross negligence or willful misconduct with respect to UFS’s performance under or in connection with this Agreement.

(c)	Reliance. Except to the extent that UFS may be liable pursuant to Sections 4(a) and 4(b) above, the Trust shall hold UFS harmless and UFS shall not be liable for any action taken or failure to act in reliance upon, and shall be entitled to rely upon:

(ii)	any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction pursuant to the parties standard operating practices;

(iii)	any written instruction or certified copy of any resolution of the Board, and UFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed by UFS to have been validly executed;

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(iv)	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed by UFS to be genuine and to have been signed or presented by the Trust or other proper party or parties;

(v)	any instruction, information, data, records or documents provided to UFS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by UFS and the Trust’s service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Trust; and

(vi)	any authorization, instruction, approval, item or set of data, or information of any kind transmitted to UFS in person or by telephone, email, facsimile or other electronic means, furnished and reasonably believed by UFS to be genuine and to have been given by the proper person or persons. UFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

UFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which UFS reasonably believes to be genuine.

At any time, UFS may apply to any officer of the Trust for instructions, and may consult with legal counsel to the Trust with respect to any matter arising in connection with the routine services to be performed by UFS under this Agreement, and UFS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust on behalf of the applicable Fund for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel. UFS agrees to consult first with a Fund’s adviser before engaging in any non-routine legal consultation that may result in additional legal costs to the Fund.

(d)

(e)	Reliance on Electronic Instructions. If the Trust has the ability to originate electronic instructions to UFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event UFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by UFS and the Fund’s investment adviser.

(f)	Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required
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to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(g)	Limitation of UFS’s Liability. Notwithstanding any other provision of this Agreement, UFS’s maximum liability to the Trust or any applicable Fund arising out of the transactions contemplated hereby, whether arising in contract, tort (including, without limitation, negligence) or otherwise, shall not exceed the direct loss to the Trust or such Fund (as applicable). IN NO EVENT SHALL UFS BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR UFS WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.
5.	LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Board and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and UFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund (or Funds) to which UFS’s rights or claims relate in settlement of such rights or claims, and not to the Board or the shareholders of the Funds. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Trust’s Organizational Documents. The execution and delivery of this Agreement have been authorized by the Board of the Trust and signed by the officers of the Trust, acting as such, and neither such authorization by the Board and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust as provided in its Declaration of Trust. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of Massachusetts.

6.	EXPENSES ASSUMED BY THE TRUST

Except as otherwise specifically stated in this Agreement, UFS shall pay all expenses incurred by it in performing the Services under this Agreement. Each Fund of the Trust will bear out-of-pocket expenses incurred by UFS under this Agreement and all other expenses incurred in the operation of the Fund (other than those borne by the investment adviser to the Fund) including, but not limited to:

(a)	taxes;
(b)	interest;
(c)	brokerage fees and commissions, if any;
(d)	trustees’ fees;
(e)	SEC fees (including EDGAR filing fees);
(f)	state blue sky registration or qualification fees;
(g)	advisory fees;
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(h)	charges of custodians;
(i)	transfer and dividend disbursing agents' fees;
(j)	insurance premiums;
(k)	outside auditing and legal expenses;
(l)	costs of maintaining trust existence;
(m)	costs attributable to shareholder services, including, without limitation, telephone and personnel expenses;
(n)	costs of preparing and printing prospectuses for regulatory purposes;
(o)	costs of shareholders' reports, Trust meetings and related expenses;
(p)	Trust legal fees; and
(q)	any extraordinary expenses.

7.             REPRESENTATIONS AND WARRANTIES

(a)	Representations of UFS. UFS represents and warrants to the Trust that:

(i)	it is a limited liability company duly organized and existing and in good standing under the laws of the State of Ohio;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(iv)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended, and shall continue to be registered throughout the remainder of this Agreement.

(b)	Representations of the Trust. The Trust represents and warrants to UFS that:

(i)	it is a Trust duly organized and existing and in good standing under the laws of the state of Massachusetts;

(ii)	it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)	all proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)	it is an open-end management investment company registered under the 1940 Act and will operate in conformance with the 1940 Act and all rules and regulations promulgated thereunder during the term of this Agreement;

(v)	a registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

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(vi)	Each Fund’s Organizational Documents, Registration Statement and Prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

8.       CONFIDENTIALITY

UFS and the Trust agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that UFS may:

(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies;

(c)	release such information as permitted or required by law or approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where UFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust and the Advisers; and

(d)	provide information to each Fund’s accountants and legal counsel as is contemplated by Section 13 of this Agreement.

Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) (“Reg S-P”), UFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from a Fund to any person that is not affiliated with the Fund or with UFS and provided that any such information disclosed to an affiliate of UFS shall be under the same limitations on non-disclosure.

Both parties agree to communicate sensitive information via secured communication channels (i.e. encrypted format).

9.       PROPRIETARY INFORMATION

(a)	Proprietary Information of UFS. The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by UFS on databases under the control and ownership of UFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “UFS Proprietary Information”) of substantial value to UFS or the third party. The Trust agrees to treat all UFS Proprietary Information as proprietary to UFS and further agrees that it shall not divulge any UFS Proprietary Information to any person or organization except as may be provided under this Agreement.
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(b)	Proprietary Information of the Trust. UFS acknowledges that the Shareholder list and all information related to shareholders furnished to UFS by the Trust or by a shareholder in connection with this Agreement (collectively, “Customer Data”) all information regarding the Trust portfolios, arrangements with brokerage firms, compensation paid to or by the Trust, trading strategies and all such related information (collectively, Trust Proprietary Information”) constitute proprietary information of substantial value to the Trust. In no event shall UFS Proprietary Information be deemed Trust Proprietary Information or Customer Data. UFS agrees to treat all Trust Proprietary Information and Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Trust Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust or as may be duly requested by regulatory authorities.

(c)	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 9. The obligations of this Section 9 shall survive any earlier termination of this Agreement.

10.       ADDITIONAL FUNDS AND CLASSES

In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and classes under this Agreement with necessary changes made to Appendix IV; however, either UFS or the Trust may elect not to make any such series or classes subject to this Agreement.

11.       ASSIGNMENT AND SUBCONTRACTING

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of UFS. UFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more companies, trusts, firms, individuals or associations, which may or may not be affiliated persons of UFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve UFS of its responsibilities hereunder. UFS may pay such persons for their services, but no such payment will increase fees due from the Trust hereunder.

12.       TERM AND TERMINATION

(a)	Term. This Agreement shall remain in effect for a period of one (1) year from the Effective Date, and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Board.

(b)	Termination. This Agreement can be terminated at the end of the initial term or subsequent renewal period upon ninety (90) days’ prior written notice by either party. Upon termination of this Agreement, UFS shall have no further obligation to provide Services to the terminating Fund(s) and all outstanding payments due from such Fund(s) under this Agreement shall become immediately due and payable to UFS, including any
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unpaid fees earned through the date of termination and the balance of all future minimum fees due under the remaining term of this Agreement. In the event of termination, UFS agrees that it will cooperate to facilitate the smooth transition of services and to minimize disruption to a Fund and its shareholders. Notwithstanding the foregoing, either party may terminate this agreement upon thirty (30) days’ written notice in the event of a breach. The parties have a right to attempt to cure a breach within the thirty-day notice period. If the breach is not cured within said period, then the non-breaching parties shall have the right to terminate this Agreement immediately and to submit any claim(s) such parties may have to arbitration, in accordance with Section 14(g), below. In any event, this Agreement can be terminated with respect to a particular Fund or Funds at any time upon thirty (30) days’ prior written notice if the Board makes a determination to liquidate such Fund(s).

(c)	Reimbursement of UFS’s Expenses. If this Agreement is terminated with respect to a Fund or Funds, UFS shall be entitled to collect from the Fund or Funds, in addition to the compensation described under Section 3 of this Agreement, the amount of all of UFS’s reasonable labor charges and cash disbursements for services in connection with UFS’s activities in effecting such termination, including without limitation, the labor costs and expenses associated with the de-conversion of the Trusts records of each Fund from its computer systems, and the delivery to the Trust and/or its designees of the Trust’s property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, UFS will provide the Trust with reasonable access to all Trust documents or records, if any, remaining in its possession.

(d)	Survival of Certain Obligations. The obligations of Sections 3, 4, 8, 9, 12 and 13 shall survive any termination of this Agreement.

13. LIAISON WITH ACCOUNTANTS/ATTORNEYS

(a) UFS shall act as liaison with each Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund. UFS shall take reasonable actions in the performance of its duties under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

(b)	UFS shall act as liaison with each Fund’s legal counsel and shall take reasonable actions to ensure that necessary Fund information is made available to the Fund’s legal counsel.

14.       MISCELLANEOUS

(a)	Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

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(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)	Force Majeure. Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

(g)	The parties understand and agree that, to the extent permitted by law, all claims arising out of this Agreement will be resolved through final and binding arbitration pursuant to the terms hereof. In this regard, the parties acknowledge and agree that: (i) such arbitration will be final and binding on the parties; (ii) the parties are hereby waiving their rights to seek remedies in court, including the right to a jury trial; (iii) pre-arbitration discovery is generally more limited than and different from discovery conducted in connection with litigation; (iv) the arbitrator's award is not required to include factual findings or legal reasoning; and (v) a party's right to appeal or seek modification of rulings by the arbitrator will be strictly limited.

Such arbitration will be conducted in New York according to the securities arbitration rules then in effect of the American Arbitration Association. Both parties understand that the other party may initiate arbitration by serving or mailing a written notice to the other party hereto by certified mail, return receipt requested. Any award the arbitration panel makes will be final, and judgment on it may be entered in any court having jurisdiction.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys fees and costs incurred in connection with the enforcement of this Agreement. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action who is a member of a putative class action until:

•	The class certification is denied;
•	The class is decertified; or
•	The person is excluded from the class by the court.

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Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(h)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, or by facsimile to each party at the address set forth below or at such new address designated by such party by notice given pursuant to this Section.

To the Trust:	To UFS:
Catherine Ayers-Risgby	Ultimus Fund Solutions, LLC Attn: Legal Department 4221 North 203rd Street, Suite 100 Elkhorn, NE 68022 legal@ultimusfundsolutions.com
The North Country Funds
c/o Advisors Preferred LLC
1445 Research Blvd., Suite 530
Rockville, MD 20850
Catherine-rigsby@cerosfs.com

With a copy to:

JoAnn Strasser, Esq.
Thompson Hine LLP
41 South High Street, 17th Floor
Columbus, OH 43215
JoAnn.Strasser@thompsonhine.com

(j)	Safekeeping. UFS shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping and control of records maintained by UFS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

(k)	Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(l)	Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

THE NORTH COUNTRY FUNDS By: /s/______________________________ Catherine Ayers-Rigsby Trustee	ULTIMUS FUND SOLUTIONS, LLC By: /s/_________________________________ Gary Tenkman Chief Executive Officer

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APPENDIX I

Fund Accounting Services

With respect to each Fund electing Fund Accounting Services, UFS shall provide the following services subject to, and in compliance with, the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)	Timely calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus, transmit the Fund's net asset value to NASDAQ, and communicate such net asset value to the Trust and its transfer agent;

2)	Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Trust and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the "Code");

3)	Prepare and maintain on behalf of the Trust, books and records of each Fund, as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of UFS’s Fund Accounting Services, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and UFS. Without limiting the generality of the foregoing, UFS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:
a.	Cash receipts journal
b.	Cash disbursements journal
c.	Dividend record
d.	Purchase and sales - portfolio securities journals
e.	Subscription and redemption journals
f.	Security ledgers
g.	Broker ledger
h.	General ledger
i.	Daily expense accruals
j.	Daily income accruals
k.	Securities and monies borrowed or loaned and collateral therefore
l.	Foreign currency journals
m.	Trial balances

4)	Make such adjustments over such periods as the Trust’s administrator deems necessary, and communicates to UFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

5)	Provide the Trust and, each investment adviser serving as an investment adviser for a Fund with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

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6)	Provide all raw data available from its mutual fund accounting system for the Fund’s investment adviser or the administrator to assist in preparation of the following:
a.	Semi-annual financial statements;
b.	Annual form N-CEN and annual tax returns;
c.	Financial data necessary to update form N-1A; and
d.	Annual proxy statement.

7)	Provide facilities to accommodate an annual audit by each Fund’s independent accountants and, upon approval of the Trust, any audits or examinations conducted by the SEC or any other governmental or quasi-governmental entities with jurisdiction;

8)	Transmit to and receive from each Fund's transfer agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

9)	Periodically reconcile all appropriate data with each Fund's custodian; and

10)	Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board pursuant to mutually acceptable timelines and compensation agreements.

Fund Accounting Records.

Maintenance of and Access to Records. UFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and, specifically, Rule 31a-1 thereunder. The books and records pertaining to the Trust that are in possession of UFS shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during UFS’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by UFS to the Trust or the Trust's authorized representatives. In the event the Trust designates a successor that assumes any of UFS’s obligations hereunder, UFS shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by UFS under this Agreement.

Inspection of Records. In case of any requests or demands for the inspection of the records of the Trust maintained by UFS, UFS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. UFS shall abide by the Trust's instructions for granting or denying the inspection; provided, however, that UFS may grant the inspection without instructions from the Trust if UFS is advised to disclose by its legal counsel.

UFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Accounting Services. Any modification of the Fund Accounting Services provided by UFS as set forth in this Appendix I shall be delivered to the Trust in writing.

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APPENDIX II

Fund Administrative Services

With respect to each Fund electing Fund Administrative Services, UFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)	Monitor the performance of administrative and professional services rendered to the Trust by others, including its custodian, transfer agent, fund accountant and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Trust;

2)	Monitor Fund holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and pursuant to advice from the Fund’s independent public accountants and Trust counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Trust, and assist the Trust, the Adviser and each sub-adviser to the Trust (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Trust, as applicable;

3)	Prepare and coordinate the printing of semi-annual and annual financial statements;

4)	Prepare selected management reports for performance and compliance analyses agreed upon by the Trust and UFS from time to time;

5)	In consultation with legal counsel to the Trust, the investment adviser, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Trust and UFS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

6)	Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Trust's independent public accountants;

7)	Review the Trust's federal, state, and local tax returns as prepared and signed by the Trust's independent public accountants;

8)	Prepare and maintain the Trust's operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

9)	In consultation with legal counsel for the Trust, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:
a.	amendments to the Trust’s Registration Statement on Form N-1A;
b.	periodic reports to the trustees, shareholders and the SEC, including but not limited to annual reports and semi-annual reports;
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c.	notices pursuant to Rule 24f-2;
d.	proxy materials; and
e.	reports to the SEC on Forms N-SAR, N-CEN, N-CSR, N-Q, N-PORT, N-23c-3 and N-PX (as applicable).

10)	Coordinate the Trust's audits and examinations by:
a.	assisting each Fund’s independent public accountants, or, upon approval of the Trust, any regulatory body, in any requested review of a Fund’s accounts and records;
b.	providing appropriate financial schedules (as requested by a Fund’s independent public accountants or SEC examiners); and
c.	providing office facilities as may be required.

11)	Determine, after consultation with legal counsel for the Trust and the Fund’s investment adviser, the jurisdictions in which Shares of the Trust shall be registered or qualified for sale; facilitate, register, or prepare applicable notice or other filings with respect to, the Shares with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Trust shall be paid by the Trust;

12)	Monitor sales of Shares and ensure that the Shares are properly and duly registered with the SEC;

13)	Monitor the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes;

14)	Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

15)	Prepare authorization for the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

16)	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

17)	Upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of UFS);

18)	Perform other services, recordkeeping and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable timelines and compensation agreements.

UFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Administrative Services. Any modification of the Fund Administrative Services provided by UFS as set forth in this Appendix II shall be delivered to the Trust in writing.

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APPENDIX III

Transfer Agency Services

With respect to each Fund electing Transfer Agency Services, UFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Agreement and Declaration of Trust Bylaws, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)	Provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including:

a.	maintaining all shareholder accounts;
b.	preparing shareholder meeting lists;
c.	preparing and certifying direct shareholder lists in conjunction with proxy solicitations;
d.	preparing periodic mailing of year-end tax and statement information;
e.	mailing shareholder reports and prospectuses to current shareholders;
f.	withholding taxes on U.S. resident and non-resident alien accounts;
g.	preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;
h.	preparing and mailing confirmation forms and statements of account to shareholders for all purchases and redemptions of Shares and other confirmable transactions in shareholder accounts; and
i.	providing account information in response to inquiries from shareholders.

2)	Receiving for acceptance, orders for the purchase of Shares, and promptly delivering payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board (the “Custodian”); or, in the case of a Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

3)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate shareholder account;

4)	Receiving for acceptance, redemption requests and redemption directions and delivering the appropriate documentation therefore to the Custodian or, in the case of Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

5)	As and when the Fund receives monies paid to it by the Custodian with respect to any redemption, paying over or cause to be paid over the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming shareholders;

6)	Effecting transfers of Shares upon receipt of appropriate instructions from shareholders;

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7)	Monitoring and making appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

8)	Preparing and transmitting to shareholders (or crediting the appropriate shareholder accounts) payments for all distributions and dividends declared by the Trust with respect to Shares of each Fund;

9)	Receiving from shareholders and/or debiting shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received and provide necessary tracking reports to the Fund’s and/or the Fund’s principal underwriter;

10)	Recording the issuance of shares of a Fund and maintaining pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, issued and outstanding; and

11)	Providing the Trust on a regular basis with each Fund’s total number of shares that are authorized and issued and outstanding.

Issuance of Shares.

UFS, in its capacity as transfer agent, shall make original issues of Shares of each Fund in accordance with the Fund’s Prospectus, only upon receipt of:

a.	instructions requesting the issuance,
b.	a copy of a resolution of the Board authorizing the issuance,
c.	necessary funds for the payment of any original issue tax applicable to such Shares, and
d.	an opinion of the Trust’s legal counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Trust of an appropriate notice with the SEC, as required by Section 24 of the 1940 Act or the rules thereunder. If such opinion is contingent upon a filing under Section 24 of the 1940 Act, the Trust shall indemnify UFS for any liability arising from the failure of the Trust to comply with such section or the rules thereunder.

The responsibility of UFS for each Fund’s state registration status is solely limited to the reporting of transactions to the Trust, and UFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund, its distributor or other agent.

Transfer of Shares.

Transfers of Shares of each Fund shall be registered on the shareholder records maintained by UFS. In registering transfers of Shares, UFS may rely upon the Uniform Commercial Code as in effect in the State of Ohio or any other statutes that, in the opinion of UFS’s legal counsel, protect UFS and the Trust from liability arising from:

a.	not requiring complete documentation;
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b.	registering a transfer without an adverse claim inquiry;
c.	delaying registration for purposes of such inquiry; or
d.	refusing registration whenever an adverse claim requires such refusal.

As transfer agent, UFS will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

Purchase Orders.

Shares shall be issued in accordance with the terms of the Prospectus after UFS or its agent receives either:

a.	an instruction directing investment in a Fund, a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and in the case of an initial purchase, a completed account application; or
b.	the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

Distribution Eligibility.

Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the prospectus pursuant to which the Shares are offered.

Determination of Federal Funds.

Shareholder payments shall be considered “Federal Funds” no later than on the day indicated below unless other times are noted in the Prospectus:

a.	for a wire received, at the time of the receipt of the wire;
b.	for a check drawn on a member bank of the Federal Reserve System, on the second Fund Business Day following receipt of the check; and
c.	for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as UFS is credited with Federal Funds with respect to that check.

Lost Shareholders.

UFS shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 (the “Lost Shareholder Rules”) of the Securities Exchange Act of 1934, including, but not limited to, those set forth below. UFS may, in its sole discretion, use the services of a third party to perform some of or all such services.

a.	documentation of search policies and procedures;
b.	execution of required searches;
c.	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and
d.	preparation and submission of data required under the Lost Shareholder Rules.

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Anti-Money Laundering (“AML”) Delegation.

The Trust hereby delegates to UFS certain AML duties under this Agreement, as permitted by law and in accordance with the Trust’s Anti-Money Laundering Policies and Procedures as may be amended from time to time. Such duties delegated to UFS include procedures reasonably designed to prevent and detect money laundering activities and to ensure that each Fund can have a reasonable belief that it knows the identity of each person or entity opening an account with the Fund. UFS’s procedures will include, as appropriate, procedures to assist the Fund(s) to:

•	detect and report suspicious activities;
•	comply with “know your customer” requirements;
•	monitor high-risk accounts; and
•	maintain required records.

UFS shall provide for proper supervision and training of its personnel. With respect to assisting the Trust with its Customer Identification Program (“CIP”) designed to ensure the identity of any person opening a new account with a Fund (a “Customer”), UFS will assist the Fund(s) through the use of the following:

•	risk-based procedures to verify the identity of each Customer to the extent reasonable and practicable, such that the Fund may have a reasonable belief that it knows the true identity of each Customer;
•	before opening an account, obtain a Customer’s name, date of birth (for an individual), address, and identification number1;
•	procedures to verify the identity of a Customer within a reasonable time after the account is opened;
•	procedures for maintenance of records relating to Customer identification and supporting the verification; and
•	procedures to determine whether the Customer’s name appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by the Department of the Treasury in consultation with the federal functional regulators, within a reasonable period of time after the account is opened.

For purposes of verifying the identity of a Customer, UFS may rely on documents, so long as, based on that information, UFS can form a reasonable belief that it knows the identity of the Customer, including:

•	an individual’s unexpired government-issued identification evidencing nationality or residence and bearing a photograph or similar safeguard, (such as a driver’s license or passport); or
•	documents showing the existence of an entity, such as articles of incorporation, a government-issued business license, a partnership agreement, or trust instrument.

To the extent that the Customer’s identity cannot be verified by relying on documents, other methods may be used by UFS, including, (i) contacting a Customer; (ii) independently verifying the Customer’s identity through the comparison of information provided by the Customer with information obtained from

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a consumer reporting agency, public database, or other source; (iii) checking references with other financial institutions; and (iv) obtaining a financial statement.

In the event that UFS is not able to verify the identity of a Customer sufficiently that it can form a reasonable belief that it knows the true identity of a Customer, then UFS may, as appropriate:

•	not open an account for the Customer;
•	apply limited terms under which a Customer may use an account until the Customer’s identity is verified;
•	close an account, after attempts to verify a Customer’s identity have failed; or
•	assist the Fund in filing a Suspicious Activity Report in accordance with applicable law and regulation, regarding the Customer.

Each Fund represents and agrees that it will provide Customers with adequate notice that the Fund is requesting information to verify their identities. The notice will be included in the application or the prospectus, or a document accompanying the application or prospectus provided it is reasonably designed to ensure that the customer views or otherwise receives the notice before opening the account.

In consideration of the performance of the duties by UFS pursuant to this Section, the Trust agrees to pay UFS for the reasonable administrative expenses that may be associated with such additional duties.

Anti-Identity Theft Delegation.

To the extent that a Fund has covered accounts that allow redemption proceeds to go to third parties, UFS will assume Anti-Identity Theft monitoring duties for the Fund under this Agreement, pursuant to legal requirements. Any out of pocket expenses occurred in this regard are due and payable by the Fund.

Rule 22c-2 Compliance.

Rule 22c-2 under the 1940 Act requires that a fund’s principal underwriter or transfer agent enter into a shareholder information agreement with any financial intermediary or its agent where it, through itself or its agent, purchases or redeems shares directly from a fund, its principal underwriter or transfer agent, or through a registered clearing agency. Each Fund shall ensure that its principal underwriter enters into such agreements, which permits UFS as transfer agent to request information from such financial intermediaries to insure that the Trust’s procedures are being followed with respect to market timing and, where applicable, early redemption fees. The Trust’s procedures in this regard would trigger the information requests, under certain conditions, with respect to said financial intermediaries’ omnibus accounts in the respective Fund.

Processing through the National Securities Clearing Corporation (the “NSCC”).

UFS will: (i) process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by UFS by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by UFS; (ii) issue instructions to each Fund’s Custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii)

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provide account and transaction information from the affected Trust’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts through Networking.

Transfer Agency Records.

UFS shall maintain the following shareholder account information:

  name, address and United States Tax Identification or Social Security number;
  number of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;
  historical information regarding the account of each Shareholder, including dividends and distributions paid and the date and price for all transactions on a Shareholder’s account;
  any stop or restraining order placed against a Shareholder’s account;
  any correspondence relating to the current maintenance of a Shareholder’s account;
  information with respect to withholdings; and
  any information required in order for UFS to perform any calculations by this Agreement.

UFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Transfer Agency Services. Any modification of the Transfer Agency Services provided by UFS as set forth in this Appendix III shall be delivered to the Trust in writing.

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This Appendix IV is part of the Amended and Restated Fund Services Agreement (the “Agreement”), dated February 27, 2025, between The North Country Funds (the “Trust”) and Ultimus Fund Solutions, LLC (“UFS”). Set forth below are the Services elected by the Fund(s) identified on this Appendix IV along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

COVERED FUNDS

The Fund(s) to be covered under this Agreement include:

Fund(s)
The North Country Large Cap Equity Fund

The Fund(s) listed above shall collectively be referred to as a “Fund Family.”

SELECTED SERVICES and FEES

SECTION INTENTIONALLY LEFT BLANK

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1.

Reimbursable Expenses

The Trust shall reimburse UFS for all reimbursable expenses incurred by UFS when performing Services under this Agreement, including but not limited to the following:

o Anti-ID Theft Monitoring	o Pro rata portion of annual SSAE 18 review
o Bank Account and other Bank Fees	o Proxy Services
o Customer Identification/AML Program Costs	o Record Storage
o Fund Stationery and Supplies	o Regulatory fees and assessments
o Locating Lost Shareholders/Escheatment Costs	o State and Federal filing fees and assessments
o NSCC Charges	o Tax Reporting
o Postage	o Telephone and Toll Free Lines
o Pre and Post Sale Fulfillment	o Travel Requested by the Trust
o Printing Fund Documents	o Shareholder applications and forms

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV to the Amended and Restated Fund Services Agreement effective as of February 27, 2025.

THE NORTH COUNTRY FUNDS By: /s/______________________________ Catherine Ayers-Rigsby Trustee	ULTIMUS FUND SOLUTIONS, LLC By: /s/_______________________________ Gary Tenkman Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement. The Adviser also agrees, as does Ultimus Fund Solutions, LLC (“UFS”), to the following non-solicitation provision, for purposes of which the Adviser and UFS shall each be referred to as the “Company” and collectively as the “Companies”:

(1) the Companies expend substantial time and money, on an ongoing basis, to recruit and train their respective employees; (2) both Companies operate in a highly competitive marketplace and market their services throughout the United States, and (3) if either Company were to hire any employee of the other Company, the Company whose employee was so hired may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement(s) for that employee. Accordingly, each Company agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of the other Company for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both Companies. In the event that this provision is breached by either Company, the breaching Company hereby agrees to pay damages to the non-breaching Company in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full- time, part-time or temporary basis.

Advisors Preferred LLC 1445 Research Blvd., Suite 530 Rockville, MD 20850 By: /s/______________________________ Name: Catherine Ayers-Rigsby Title: Chief Executive Officer	Ultimus Fund Solutions, LLC 80 Arkay Drive, Suite 110 Hauppauge, NY 11788 By: /s/______________________________ Name: Gary Tenkman Title: Chief Executive Officer

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Fund Data Web Package

Performance Web Page

  Comprehensive performance report hosted by UFS
    Fund performance updated nightly
    Up to 20 indexes available
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel
    Growth of $10,000 graph available

Holdings web page

  Fund holding updated periodically to meet fund disclosure rules hosted by UFS
    Fund holding updated periodically to meet fund disclosure rules
    Top ten report available
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Historical NAV web page

  Provides historical NAV information for a specified period of time and for a specified fund
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Fulfillment web page

  Provides an online request form for shareholders who wish to request a hard copy of the fulfillment material mailed to them
    Request is automatically routed online to the Shareholder Services Team at UFS for processing
    Reporting of Fulfillment requests made online or via phone available via UFS Reporting Services Tool.

UFS reporting utilizes the next generation secure web-based report delivery vehicle which allows for direct request or subscription based delivery reports available in multiple formats (PDF, Excel, XML, CSV)

1 An identification number may be, a taxpayer identification number, passport number and country of issuance, alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.